EXHIBIT 3.3

CAVENDISH FUTURES FUND LLC
AMENDED AND RESTATED
 LIMITED LIABILITY COMPANY AGREEMENT

SYDLING FUTURES MANAGEMENT LLC
Member Designee

TABLE OF CONTENTS
Page
1.	Formation and Name.	3

2.	Principal Place of Business.	4

3.	Business.	4

4.	Term, Dissolution and Fiscal Year.	4

5.	Capital Contributions and Limited Liability Company Interests.	5

6.	Allocation of Profits and Losses.	6

7.	Duties of the Member Designee	8

8.	Removal of the Member Designee.	9

9.	Audits and Reports to Members.	10

10.	Transfer and Redemptions.	11

11.	Private Placement of Units	13

12.	Admission of Additional Members	13

13.	Special Power of Attorney.	13

14.	Voluntary or Involuntary Withdrawal of a Member.	14

15.	No Personal Liability for the Return of Capital.	14

16.	Standard of Liability and Indemnification.	14

17.	Amendments; Meetings.	15

18.	Merger and Consolidation.	16

19.	Governing Law; Consent to Jurisdiction.	17

20.	Tax Matters Partner.	17

21.	Miscellaneous.	18

CAVENDISH FUTURES FUND LLC
LIMITED LIABILITY COMPANY AGREEMENT
THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of Cavendish Futures Fund LLC (the “Company”) is dated and effective as of June 30, 2018, by and among each person admitted to the Company and reflected on the books of the Company as a member (each such person, a “Member”).
WITNESSETH:
WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act (the “LLC Act”) pursuant to the filing of the certificate of Formation of the Company (the “Certificate”) on August 6, 2012 by Sydling Futures Management LLC as the initial member of the Company (the “Initial Member”);
WHEREAS, the Company was formed for the purpose of trading in interests in commodities of all descriptions (including futures contracts, physical commodities, commodity options, forward contracts, swaps and any other rights or interests pertaining thereto, including interests in commodity pools);
WHEREAS, the Members previously entered into the Company’s limited liability company Agreement dated and effective as of August 7, 2012 (“Prior Agreement”);
WHEREAS, the Member Designee has determined to make certain clarifying and other amendments to the Prior Agreement pursuant to Section 17(a) thereof, including to reflect changes to relevant tax laws; and
WHEREAS, the parties hereto wish to effect (i) the amendment and restatement of the Prior Agreement in its entirety and (ii) the continuation of the Company on the terms set forth herein.
NOW THEREFORE, the parties hereto agree to amend and restate the Prior Agreement in its entirety as follows:
1. Formation and Name.
The Company was formed as a limited liability company under the LLC Act pursuant to the filing of the Certificate of Formation on the Filing Date. The name of the limited liability company is Cavendish Futures Fund LLC. The Initial Member has executed and filed a Certificate of Formation in accordance with the provisions of the LLC Act, and the Member Designee shall execute, file, record, and publish as appropriate such amendments, assumed name certificates and other documents  as it determines.  Each Member hereby undertakes to provide such additional information as is required from the Member to complete required documents, and to execute and cooperate in the filing or recording of such documents at the request of the Member Designee.

2. Principal Place of Business.
The principal office of the Company is located at 1285 Avenue of the Americas, 20th Floor, New York, NY 10019 or such other place as the Member Designee may designate from time to time.
The name and address of the registered agent for service of process on the Company in the State of Delaware is Cavendish Futures Fund LLC, c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

The Member Designee may change the registered office and registered agent of the Company upon notice to the Members.
3. Business.
(a) The Company’s business and purpose is to trade, buy, sell or otherwise acquire, hold or dispose of interests, directly or indirectly, in commodities of all descriptions (including futures contracts, physical commodities, commodity options, forward contracts, swaps and any other rights or interests pertaining thereto, including interests in commodity pools).  The objective of the Company’s business is appreciation of its assets through speculative trading.
(b) The Company shall not:
(1) engage in the pyramiding of its positions by using unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or related commodities;
(2) utilize borrowings except short‑term borrowings if the Company takes delivery of cash commodities; or
(3) permit the churning of its account.
(c) The Company shall make no loans.  Assets of the Company will not be commingled with assets of any other entity.  Deposit of assets with a commodity broker or dealer as margin shall not constitute commingling.
4. Term, Dissolution and Fiscal Year.
(a) Term.  The term of the Company commenced on the Filing Date and shall end upon the first to occur of the following:  (i) December 31, 2037; (ii) the vote to dissolve the Company by Members owning more than 50% of the units of limited liability company interest of the Company (“Units”); (iii) the withdrawal, removal, bankruptcy or dissolution of the Member Designee (unless the Company is continued by the Members as described in this Agreement pursuant to Paragraph 17(d)); (iv) a decline in net asset value to less than $400 per Unit, as such amount may be adjusted for any splits or combinations of Units, as of the end of any trading day; or (v) the occurrence of any event which shall make it unlawful for the existence of the Company to be continued.  In addition, the Member Designee may, in its sole discretion, cause the Company to dissolve if the Company’s aggregate net assets decline to less than $1,000,000 (unless the Company is continued by the Members as described in this Agreement pursuant to Paragraph 17(d)).

(b) Dissolution. Upon the occurrence of an event causing the termination of the Company, the Company shall terminate and be dissolved.  Dissolution, payment of creditors and distribution of Company assets shall be effected in accordance with the LLC Act, and each Member shall share in the assets of the Company pro rata in the ratio of the total of each Member’s Capital Account or accounts to the total of all Members’ Capital Accounts, less any amount owing by such Member to the Company.
(c) Fiscal Year. The fiscal year of the Company will commence on January 1 and end on December 31 each year (“fiscal year”).  Each fiscal year of the Company is divided into four fiscal quarters commencing on the first day of January, April, July and October (“fiscal quarter”).
5. Capital Contributions and Limited Liability Company Interests.
(a) Redemption of the Initial Member’s Unit. Immediately following the admission of the first additional Member, the Company redeemed the Unit held by Sydling Futures Management LLC as the Initial Member.  Sydling Futures Management LLC, in its capacity as Member Designee, may reinvest in the Company at any time, subject to the same terms and conditions that apply to all other Members under this Agreement, except as otherwise provided herein.
(b) Members’ Contributions. (1) Units may be sold by the Company, including to the Member Designee, in accordance with the Company’s Private Placement Offering Memorandum and Disclosure Document (the “Memorandum”) referred to in Paragraph 11, to persons desiring to become Members at the Member Designee’s discretion.  For any Unit (or partial Unit rounded to four decimal places) purchased, a Member shall contribute to the capital of the Company an amount equal to the Net Asset Value of a Unit (or partial Unit, as the case may be) as of the close of business on the day preceding the effective date of such purchase.
(2) The aggregate of all Capital Contributions made to the Company shall be available to the Company to carry on its business, and no interest shall be paid on any such contribution.  All subscriptions for Units made pursuant to the Private Placement of the Units must be on the form provided in the Memorandum.  All subscribers who have been accepted by the Member Designee shall be deemed admitted as Members at the time they are reflected as such in the books and records of the Company.  All Capital Contributions shall be made in cash.
(c) Limited Liability of Members. Each Unit, when purchased by a Member, shall be fully paid and non-assessable.  No Member shall be liable for Company obligations in excess of the capital contributed by the Member, plus such Member’s share of undistributed prof-its, if any.
(d) Return of Members’ Capital Contributions. Except to the extent that a Member shall be entitled to withdraw capital through the redemption of all or a portion of its Units in accordance with the terms of this Agreement, no Member shall have any right to demand the return of such Member’s Capital Contribution or any profits added thereto, except upon termination and dissolution of the Company. In no event shall a Member be entitled to demand or receive property other than cash.

(e) Distributions. The Member Designee shall have sole discretion in determining what distributions, if any, the Company will make to its Members.
6. Allocation of Profits and Losses.
(a) Capital Accounts. A capital account (“Capital Account”) shall be established for each Member. The ini-tial balance of each Member’s Capital Account(s) shall be the amount of the Member’s initial capital contribution to the Company.  A Member’s Capital Account shall be increased by the amount of any additional capital contributions to the Company by such Member, and shall be further adjusted as provided in Paragraph 6(b).
(b) Allocations.  As of the close of business on the last day of each month during each fiscal year of the Company, and on such other dates as the Member Designee in its discretion shall determine (each, an “Allocation Date”), the following determinations and allocations shall be made:
(1) The Net Assets of the Company (as defined in Paragraph 6(d)) before any management fees, incentive fees and administrative fees, payable by the Company as of such date shall be determined.
(2) Monthly management fees, if any, payable by the Company as of such date shall then be charged against Net Assets.
(3) Monthly administrative fees, if any, payable by the Company to the member designee as of such date shall then be charged against Net Assets.
(4) Incentive fees, if any, shall then be charged against Net Assets (reduced by the items in numbers 2 and 3 above).
(5) Any increase or decrease in Net Assets as of the end of the month (after the adjustments made in subparagraphs (2), (3) and (4) above) shall then be credited or charged to the Members’ Capital Accounts in the ratio that the balance of each Member’s Capital Account bears to the balance of such relevant Members’ Capital Accounts.
(6) The amount of any distribution to a Member and any amount paid to a Member upon a redemption of Units with respect to such month shall be charged against the Member’s Capital Account.  Upon liquidation of the Company, the balance of the proceeds of liquidation after payment of Company obligations shall be distributed to the Members in proportion to their remaining positive Capital Account balances after adjustment for prior distributions and allocations.

(c) Allocations for Tax Purposes.  For each fiscal year, items of income, deduction, gain, loss or credit as determined for federal income tax purposes shall be allocated among the Members in such manner as to reflect amounts allocated to the Capital Accounts of the Members under this Agreement.  Such allocation shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Internal Revenue Code of 1986, as amended (the “Code”), and in conformity with Regulations §§ 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(4)(i) promulgated thereunder, or the successor provisions to such Sections and Regulations.  Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Members such gains or income as shall be necessary to satisfy the “qualified income offset” requirements of Regulations § 1.704-1(b)(2)(ii)(d).
On a complete withdrawal by a Member, the Member Designee may specially allocate income and gains to the withdrawing Member to the extent that the amount to be distributed to that Member upon such withdrawal exceeds that Member’s federal income tax basis in its Units (prior to such special allocation) or allocate deductions and losses to such Member to the extent that the amount to be distributed to such Member upon withdrawal is less than such Member’s federal income tax basis in its Units (computed without regard to the Member’s share of the Company’s direct and indirect liabilities and prior to such special allocation).  A Member that completely withdraws from the Company may be required to inform the Company of such Member’s federal income tax basis in the withdrawn Units.
(d) Net Assets.  Net Assets of the Company shall mean the total assets of the Company, including all cash, Treasury bills, accrued interest and the market value of all open commodity positions maintained by the Company less brokerage charges accrued and less all other liabilities of the Company determined in accordance with generally accepted accounting principles under the accrual basis of accounting.  The value of a commodity futures or option contract is the unrealized gain or loss on the contract that is determined by marking it to the current settlement price for a like contract acquired on the valuation date.  Physical commodities, options, forward contracts, futures contracts and swaps, when no market quote is available, will be valued at their fair market value as determined in good faith by the Member Designee.  U.S. Treasury securities and other interest bearing obligations will be valued at cost plus accrued interest.  Interests in other commodity pools will be valued at their net asset value as determined by the pool operator, or, if the Member Designee has not received such determination or believes that fairness so requires, at fair value determined by the Member Designee.  Net Assets equals Net Asset Value.
(e) Net Asset Value per Unit.  The Net Asset Value of each Unit shall be determined by dividing the Net Assets of the Company by the aggregate number of Units outstanding.
(f) Expenses.The Company’s organizational expenses and the expenses of the initial private offering of the Units were advanced by UBS Financial Services Inc. (“UBSFS”), or an affiliate thereof, and reimbursed as discussed in the Memorandum.  Subject to the limitations set forth below in this Paragraph 6(f), the Company shall be obligated to pay all liabilities incurred by it, including, without limitation, all expenses incurred in connection with its trading activities, and any advisory or other expenses.  The Member Designee shall bear all other operating expenses except legal, accounting, filing, data processing and reporting fees and extraordinary expenses.  Appropriate reserves may be created, accrued and charged against Net Assets for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Member Designee and for such other purposes as the Member Designee may determine in its sole discretion.  Certain expenses of the Company shall be allocated pro rata among the Members.

7. Duties of the Member Designee.
(a) Management of the Company.  The Company is Member-managed for the purpose of Delaware Law.  The Members have appointed the Member Designee to manage the business and affairs of the Company and to act as the Company’s commodity pool operator (“CPO”).  Subject to the rights of the Members described herein, the Member Designee shall conduct and manage the business of the Company, including, without limitation, the investment of the funds of the Company.  The Member Designee may, but is not obliged to, delegate its rights, duties and powers hereunder, including but not limited to the duty to make trading decisions for the Company.  The Member Designee has initially determined to delegate authority to make trading decisions for the Company pursuant to an advisory agreement (the “Advisory Agreement”) to the trading advisor identified in the Memorandum.  Except as provided herein, no Member shall be entitled to any salary, draw or other compensation from the Company.  Each Member hereby undertakes to advise the Member Designee of such additional information as may be deemed by the Member Designee to be required or appropriate to open and maintain an account or accounts with commodity brokerage firms for the purpose of trading in commodity futures contracts.
The Member Designee may engage in other business activities and shall not be required to refrain from any other activity nor disgorge any profits from any such activity, whether as member designee or general partner of additional companies or partnerships for investment in commodity futures contracts or otherwise.  The Member Designee may engage and compensate on behalf of the Company from funds of the Company, such persons, firms or corporations, including any affiliated person or entity, as the Member Designee in its sole judgment, shall deem advisable for the conduct and operation of the business of the Company.
No person dealing with the Member Designee shall be required to determine its authority to make any undertaking on behalf of the Company, nor to determine any fact or circumstance bearing upon the existence of its authority.
The Member Designee shall monitor the trading and performance of any trading advisor for the Company and shall not permit the “churning” of the Company’s account.  The Member Designee is authorized to enter into a Customer Agreement with UBS Securities LLC, a Selling Agreement with UBSFS, and to cause the Company to pay the fees and/or make the allocations described therein and to negotiate Customer Agreements, Selling Agreements, Escrow Agreements and other agreements in the future on those or other terms.  The Member Designee may take such other actions as it deems necessary or desirable to manage the business of the Company, including, but not limited to, the following: opening bank accounts with state or national banks; paying, or authorizing the payment of expenses of the Company, such as advisory fees, legal and accounting fees, printing and reporting fees, and registration and other fees of governmental agencies; and investing or directing the investment of funds of the Company not being utilized as margin deposits.

The Member Designee shall file with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, Inc., the Commodity Futures Trading Commission (“CFTC”) and the National Futures Association (“NFA”), as appropriate, offering memoranda or notices of exemption and execute and file such documents and instruments and take any and all actions in connection therewith, including the execution and filing of any amendment or amendments, supplement or supplements, and exhibit or exhibits thereto, as the Member Designee may deem necessary or desirable in order to conduct the activities of the Company.
The Member Designee shall act as the Company’s CPO with complete authority and responsibility with respect to the Company for compliance with the Commodity Exchange Act (the “CEA”) and the regulations promulgated thereunder, including but not limited to, to perform any and all duties of a CPO.
The Company shall pay the Member Designee a monthly administrative fee in return for its services to the Company.  The administrative fee shall initially equal 1/12 of 1/2% (1/2% per year) of month-end adjusted Net Assets of the Company.  The fee may be increased or decreased at the discretion of the Member Designee.  For purposes of calculating the administrative fee, adjusted Net Assets are “Net Assets” increased by the current month’s advisory fee, Incentive Fee accrual and any redemptions or distributions as of the end of such month.
Except as provided herein, the Company shall not enter into any contract with any of its affiliates or with any trading advisor which has a term of more than one year.  Except as provided herein:  (i) no person may receive, directly or indirectly, any advisory or incentive fee for investment advice or management who shares or participates in commodity brokerage commissions or fees from transactions for the Company; (ii) no broker may pay, directly or indirectly, rebates or give ups to any trading advisor; and (iii) such prohibitions shall not be circumvented by any reciprocal business arrangements.  On loans made available to the Company by the Member Designee or any of its Affiliates (as defined in Paragraph 16(d)), the lender may not receive interest in excess of its interest costs, nor may the lender receive interest in excess of the amounts which would be charged the Company (without reference to the lender’s financial abilities or guarantees) by unrelated banks on comparable loans for the same purpose and the lender shall not receive points or other financing charges or fees regardless of the amounts.
Members have not delegated (i) their rights under this Agreement to vote on amendments to this Agreement, (ii) their rights under this Agreement to call a meeting of the Members or (iii) their rights under this Agreement to vote to revoke the delegation of rights and powers to the Member Designee.
8. Removal of the Member Designee.
The Member Designee may be removed, and the Member Designee’s rights and powers to manage the Company revoked, at any time by a vote representing at least a majority of the outstanding Units at a meeting of the Members called for such purpose in accordance with this Agreement; provided, however, that the Members must first arrange to delegate such rights and powers to manage the Company to a qualified replacement.

The Member Designee may (i) resign as Member Designee of the Company and (ii) with (x) the prior consent of the Member Designee on behalf of the Company, or (y) prior notice to the Members and, to the extent consistent with applicable law, without the prior consent of the Member Designee on behalf of the Company, cause a qualified replacement to be appointed as replacement Member Designee. Further, the Members by a vote representing the majority of outstanding Units, at a meeting of the Members may revoke the Member Designee’s rights and powers to manage the Company; provided, however, that the Members must first arrange to delegate such rights and powers to manage the Company to a qualified replacement approved by Members holding more than 50% of the outstanding Units, further provided that such qualified replacement is also a registered or exempt CPO, if such may be required by the CEA.
9. Audits and Reports to Members.
The Company’s books and records shall be audited annually by independent accountants.  The Company will cause each Member to receive (i) within 90 days (or such longer time as may be permitted by applicable law) after the close of each fiscal year, audited financial statements, including a balance sheet and statements of income and Members’ equity for the fiscal year then ended, and (ii) as soon as practicable after the close of each fiscal year such tax information as is necessary for him to complete his federal income tax return.  In addition, within 30 days (or such longer time as may be permitted by applicable law) of the end of each month the Company will provide each Member with reports showing Net Assets and the Net Asset Value per Unit as of the end of such month, as well as information relating to the fees and other expenses incurred by the Company during such month.  Both annual and monthly reports shall include such additional information as the CFTC may require under the CEA to be given to participants in commodity pools such as the Company.  The Member Designee shall calculate the Net Asset Value of each Member’s Units daily and shall make such information available upon the request of a Member for a purpose reasonably related to such Member’s interest as a Member in the Company.
The Company shall adopt for tax accounting purposes any accounting method which the Member Designee shall decide, in its sole discretion, is in the best interests of the Company.  The Company’s accounts shall be maintained in U.S. currency.
Except as set forth specifically in this Paragraph 9, no Member, other than the Member Designee, shall have the right to obtain any other information about the business or financial condition of the Company, about any other Member or former Member, including information about the capital contribution or Capital Account balance of a Member, or about the affairs of the Company.  No act of the Company, the Member Designee or any other person that results in a Member being furnished any such information shall confer on such Member or any other Member the right in the future to receive such or similar information or constitute a waiver of, or limitation on, the Company’s ability to enforce the limitations set forth in the first sentence of this paragraph.
In addition, if any of the following events occur, notice of such event shall be mailed to each Member within a reasonable amount of time after the occurrence of the event: (i) a decrease in the Net Asset Value of a Unit to $400 or less, as such amount may be adjusted for any splits or combinations of Units, as of the end of any trading day; (ii) any change in trading advisors; (iii) a change of the Member Designee (other than to an Affiliate); (iv) any change in commodity brokers; or (v) any material change in the Company’s trading policies or in an advisor’s trading strategies.

10. Transfer and Redemptions.
(a) Transfer.  Each Member expressly agrees that he will not assign, transfer or dispose of, by gift or otherwise, any of his Units or any part or all of his right, title and interest in the capital or profits of the Company without giving written notice of the assignment, transfer or disposition to the Member Designee, and that no assignment, transfer or disposition shall be effective against the Company or the Member Designee until the first day of the month next succeeding the month in which the Member Designee receives the written notice described below.  Any assignment, transfer or disposition by an assignee of Units shall not be effective against the Company or the Member Designee until the first day of the month next succeeding the month in which the Member Designee receives the written notice described below.
The Member Designee may permit or prohibit a transfer, in its sole discretion, for no reason or for any reason, including to protect the Company from being treated as a publicly traded partnership.  The Member Designee may eliminate or modify any restrictions on substitutions or assignment.  If an assignment, transfer or disposition occurs by reason of the death or by termination of a Member or assignee, such written notice may be given by the duly authorized representative of the estate of the Member or assignee and shall be supported by such proof of legal authority and valid assignment as may reasonably be requested by the Member Designee.  The written notice required by this paragraph shall specify the name and residence address of the assignee and the date of the assignment, shall include a statement by the assignee that he agrees to give the above-described written notice to the Member Designee upon any subsequent assignment, and shall be signed by the assignor and assignee.  The Member Designee may, in its sole discretion, waive receipt of the above-described notice or waive any defect therein.  Any such assignee shall become a substituted Member only upon the consent of the Member Designee (which consent may only be withheld for the purpose of preserving the Company’s tax status or to avoid adverse legal consequences to the Company), upon the execution of a Power of Attorney by such assignee appointing the Member Designee as his attorney-in-fact in the form contained in Paragraph 13 hereof.  The estate or any beneficiary of a deceased Member or assignee shall have no right to withdraw any capital or profits from the Company except by redemption of Units.  Upon the death of a Member, his estate shall have any rights of inventory, accounting, appraisal or examination of Company records as are granted by law.  A substituted Member shall have all the rights and powers and shall be subject to all the restrictions and liabilities of a Member.  A substituted Member is also liable for the obligations of his assignor to make contributions to the Company, but shall not be liable for the obligations of his assignor under the LLC Act to return distributions received by the assignor; provided, however, that a substituted Member shall not be obligated for liabilities unknown to him at the time he became a substituted Member and which could not be ascertained from this Agreement.  Each Member agrees that with the consent of the Member Designee any assignee may become a substituted Member without the further act or approval of any Member.  If the Member Designee withholds consent, an assignee shall not become a substituted Member and shall not have any of the rights of a Member except that the assignee shall be entitled to receive that share of capital or profits and shall have that right of redemption to which his assignor would otherwise have been entitled.  An assigning Member shall remain liable to the Company as provided in the LLC Act, regardless of whether his assignee becomes a substituted Member.  The transfer of Units shall be subject to all applicable securities laws.  The transferor or assignor shall bear the cost related to such transfer or assignment.  Certificates representing Units may bear appropriate legends to the foregoing effect.  Except for transfers by gift, inheritance, intrafamily transfers, family dissolutions and transfers to affiliates, no transfer may be made that results in either the transferor or the transferee holding less than $25,000 (or $10,000 in the case of ERISA Plans, as defined in the Memorandum).

(b) Redemptions.  Except as otherwise provided in this Agreement, no Member or other person holding Units shall have the right to redeem those Units.  A Member may redeem all or a portion of its Capital Account on any Redemption Date (as defined below), subject to the other provisions of this Paragraph 10(b).
Provided such Units have been held for three (3) full months, a Member (or any assignee thereof) may redeem all or part of his Capital Contribution and undistributed profits, if any, from the Company in multiples of the Net Asset Value of a Unit (such withdrawal being herein referred to as “redemption”) as of the last day of a month (the “Redemption Date”) after a request for redemption has been made to the Member Designee; provided that all liabilities, contingent or otherwise, of the Company, except any liability to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.  As used herein, “request for redemption” shall mean a written request in a form specified by the Member Designee and received by the Member Designee at least five (5) business days in advance of the Redemption Date.  The Member Designee, in its discretion, may waive the five (5) business day notice requirement.  Redemption of partial Units will be permitted at the Member Designee’s discretion.  A Member may not make a partial redemption of his, her or its Units if thereafter the Capital Account of such Member would be less than $25,000 (or $10,000 in the case of ERISA Plans, as defined in the Memorandum) or such lesser amount as the Member Designee in its sole discretion may determine.  Upon redemption, a Member (or any assignee thereof) shall receive, per Unit redeemed, an amount equal to the Net Asset Value of a Unit as of the Redemption Date, less any amount owing by such Member (and his assignee, if any) to the Company.  If redemption is requested by an assignee, all amounts owed to the Company by the Member to whom such Unit was sold by the Company as well as all amounts owed by all assignees of such Unit shall be deducted from the Net Asset Value of such Unit upon redemption by any assignee.  Payment will be made within ten (10) business days after the Redemption Date.  The Member Designee may temporarily suspend redemptions if necessary in order to liquidate commodity positions in an orderly manner and may permit less frequent redemptions if it has received an opinion from counsel that such action is advisable to prevent the Company from being considered a publicly traded partnership by the Internal Revenue Service.
The Member Designee may, at its sole discretion and upon notice to the Members, declare a special Redemption Date on which date Members may redeem their Units at Net Asset Value per Unit, provided that the Members submit requests for redemption in a form acceptable to the Member Designee.

The Member Designee may require that any Member redeem his Units on ten (10) days’ notice to the Member if, in the sole discretion of the Member Designee, it is in the best interests of the Company to require such redemption.
Redemption proceeds will be distributed within ten (10) business days following the redemption date by crediting a Member’s securities account.
11. Private Placement of Units.
The Member Designee, on behalf of the Company shall (a) cause to be filed a private placement offering memorandum and disclosure document, and such amendments thereto as the Member Designee deems advisable, with the CFTC and/or the NFA for private placement of the Units, and (b) qualify the Units for sale under the securities laws of such States of the United States as the Member Designee shall deem advisable.  The Member Designee may make such other arrangements for the sale of the Units as it deems appropriate including, without limitation, the execution on behalf of the Company of an agency agreement with UBSFS as an agent of the Company for the offer and sale of the Units as contemplated in the Memorandum.
12. Admission of Additional Members.
The Member Designee may take such actions as may be necessary or appropriate at any time to offer new Units in the Company and to admit new or substituted Members to the Company.  All subscribers who have been accepted by the Member Designee shall be deemed admitted as Members at the time they are reflected as such in the books and records of the Company.
13. Special Power of Attorney.
Each Member by the execution of this Agreement (by power of attorney), or by otherwise acquiring Units and becoming a Member in accordance with the terms hereof, does hereby irrevocably constitute and appoint the Member Designee and any liquidator of the Company’s assets, with power of substitution, as such Member’s true and lawful attorney-in-fact, in such Member’s name, place and stead, to execute, acknowledge, swear to, file and record on such Member’s behalf in the appropriate public offices: (i) this Agreement and Certificate of Formation, including amendments thereto; (ii) all instruments, documents and certificates which may be required by the laws of the United States of America, the State of Delaware or the State of New York or which the Member Designee deems necessary or appropriate to reflect any amendment, change or modification to the Company or termination of the Company, in accor-dance with the terms of this Agreement; (iii) all conveyances, certificates of assumed name and other instruments necessary in the Member Designee’s judgment to conduct business in the State of New York and other jurisdictions; (iv) customer agreements and similar agreements with currency dealers and commodity brokerage firms; and (v) to file, prosecute, defend, settle or compromise litigation, claims or arbitrations on behalf of the Company.  The Power of Attorney granted herein shall be irre-vocable and deemed to be a power coupled with an interest and shall survive and not be affected by the subsequent incapacity, disability or death of a Member regardless of whether the Company, Member Designee or any liquidator shall have had notice thereof.  Each Member hereby agrees to be bound by any representation made by the Member Designee and by any successor thereto, acting in good faith pursuant to such Power of Attorney, and each Member hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Member Designee and any successor thereto, taken in good faith under such Power of Attorney.  Each Member agrees to execute a special Power of Attorney on a document separate from this Agree-ment as requested by the Member Designee.  In the event of any conflict between this Agreement and any instrument filed by such attorney pursuant to the Power of Attorney granted in this Paragraph 13, this Agreement shall control.

14. Voluntary or Involuntary Withdrawal of a Member.
The Company shall terminate and be dissolved upon the withdrawal, insolvency or dissolution of the Member Designee (unless the Company is continued pursuant to Paragraph 17(d)).  The withdrawal, insolvency or dissolution of any Member shall not terminate or dissolve the Company, and such Member, and its custodian or personal representative shall have no right to redeem the Member’s Units in the Company except as provided in Paragraph 10 hereof.  Each Member (and any assignee of such Member’s interest) expressly agrees that, in the event of his death, he waives on behalf of himself and his estate, and he directs the legal representative of his estate and any person interested therein to waive, the furnishing of any inventory, accounting, or appraisal of the assets of the Company and any right to an audit or examination of the books of the Company.  Any Member may be required to redeem all of or a portion of such Member’s Units at any time in the sole discre-tion of the Member Designee.  Without limiting the generality of the foregoing, the Member Designee will effect such mandatory withdrawals to the extent necessary to prevent the Company from being deemed for any purpose of ERISA or Section 4975 of the Code to hold assets of any “benefit plan investor,” as defined in Section 3(42) of ERISA, or to avoid engaging in any non-exempt prohibited transaction or other violation of applicable law with respect to a “benefit plan investor.”  Any mandatory withdrawals effected to avoid causing the Company to hold “plan assets” will be effected in such manner as the Member Designee, in its sole discretion, determines.
15. No Personal Liability for the Return of Capital.
The Member Designee, subject to Paragraph 16 hereof, shall not be personally liable for the return or repayment of all or any portion of the capital or profits of any Member (or assignee), it being expressly agreed that any such return of capital or profits made pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from the Member Designee) of the Company.
16. Standard of Liability and Indemnification.
(a) The Member Designee, its affiliates, principals, officers, employees and agents shall have no liability to the Company or to any Member for any loss suffered by the Company that arises out of any action or inaction of the Member Designee if the Member Designee, in good faith, determined that such course of conduct was in the best interest of the Company and such course of conduct did not constitute gross negligence or willful misconduct of such Member Designee or its affiliates.  To the fullest extent permitted by law, the Member Designee and its Affiliates shall be indemnified by the Company against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Company, provided that the same were not the result of gross negligence or willful misconduct on the part of the Member Designee or its Affiliates.

(b) Notwithstanding subparagraph (a) above, the Member Designee and its Affiliates shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws in connection with the offer or sale of Units.
(c) The Company shall not incur the cost of that portion of any insurance which insures any party against any liability the indemnification of which is herein prohibited.
(d) For the purposes of Paragraphs 7, 9, 16(a), 16(b), 16(e), 16(f)  and 17(c), the term “Affiliates” shall mean any person performing services on behalf of the Company and acting within the scope of the Member Designee’s authority as set forth in this Agreement who: (1) directly or indirectly controls, is controlled by, or is under common control with the Member Designee; or (2) owns or controls 10% or more of the outstanding voting securities of the Member Designee; or (3) is an officer or director of the Member Designee.
(e) The provision of advances from Company’s funds to the Member Designee and its Affiliates for legal expenses and other costs incurred as a result of any legal action initiated against the Member Designee by a Member is prohibited.
(f) Any indemnification under subparagraph (a) above, unless ordered by a court, shall be made by the Company only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that indemnification of the Member Designee or its Affiliates is proper in the circumstances because it has met the applicable standard of conduct set forth in subparagraph (a) above.
17. Amendments; Meetings.
(a) Amendments with Consent of the Member Designee.  If at any time during the term of the Company the Member Designee shall deem it necessary or desirable to amend this Agreement, such amendment shall be effective only if approved in writing by the Member Designee and by Members owning more than 50% of the Units in the Company then outstanding and if made in accordance with the LLC Act.  Any such supplemental or amendatory agreement shall be adhered to and have the same effect from and after its effective date as if the same had originally been embodied in and formed a part of this Agreement.  The Member Designee may, however, change the trading policies in Paragraph 3 of this Agreement without the approval of the Members when such change is not deemed to be material and to be in the best interests of the Company.  In addition, the Member Designee may amend this Agreement without the consent of the Members in order to clarify any clerical inaccuracy or ambiguity or reconcile any inconsistency (including any inconsistency between this Agreement and the Memorandum); to delete or add any provision of or to this Agreement required to be deleted or added by the staff of any federal or state agency or self-regulatory organization; or to make any amendment to this Agreement that the Member Designee deems advisable provided that such amendment is not adverse to any Members unless the consent of such Member is obtained or the Member is permitted to redeem its Units prior to the effective date of any such amendment, or is required by law.  For the avoidance of doubt, an amendment made in order to ensure compliance with any regulatory requirement that may apply to the Company, now or in the future, shall not be adverse to the Members.  Notwithstanding the foregoing, if the Member Designee notifies a Member in writing of any amendment and informs the Member that the amendment will take place if the Member does not object within a reasonable, and specifically disclosed, time period that is consistent with applicable law, the Member’s silence will be treated as appropriate consent.

(b) Meetings.  Upon receipt of a written request, signed by Members owning at least 10% of the Units in the Company then outstanding, that a meeting of the Company be called to vote upon any matter which the Members may vote upon pursuant to this Agreement, the Member Designee shall, by written notice to each Member of record mailed within fifteen (15) days after receipt of such request, call a meeting of the Company.  Such meeting shall be held at least thirty (30) but not more than sixty (60) days after the mailing of such notice, and such notice shall specify the date, a reasonable place and time, and the purpose of such meeting.
(c) Amendments and Actions without Consent of the Member Designee.  At any meeting called pursuant to Paragraph 17(b), upon the approval by an affirmative vote (which may be in person or by proxy) of Members owning more than 50% of the outstanding Units in the Company, the following actions may be taken:  (i) this Agreement may be amended in accordance with and only to the extent permissible under the LLC Act; (ii) the Company may be dissolved; (iii) the Member Designee may be removed and a new Member Designee may be admitted immediately prior to the removal of the Member Designee provided that the new Member Designee of the Company shall continue the business of the Company without dissolution; (iv) if the Member Designee elects to withdraw from the Company, a new Member Designee or Member Designees may be admitted immediately prior to the withdrawal of the Member Designee provided that the new Member Designee of the Company shall continue the business of the Company without dissolution; (v) any contracts with the Member Designee, any of its Affiliates or any commodity trading advisor to the Company may be terminated on sixty days’ notice without penalty; and (vi) the sale of all of the assets of the Company may be approved.
(d) Continuation.  Upon the withdrawal, removal, bankruptcy or any other event that causes the Member Designee to cease its management of the Company’s business and affairs, or in the event the aggregate net assets of the Company decline to less than $1,000,000 and the Member Designee decides to dissolve the Company, the Company is not dissolved and is not required to be wound up by reason of such event if, (i) there is a remaining Member Designee who continues the business of the Company or (ii) within ninety (90) days after such event, all remaining Members agree in writing to continue the business of the Company and to the appointment, effective as of the date of such event, of a successor Member Designee.
(e) Actions By Consent. Actions permitted to be taken by meetings of the Members hereunder may also be taken by written consent of the Members.
18. Merger and Consolidation.
(a) The Company may merge or consolidate with or into one or more limited liability companies formed under the LLC Act or “other business entities” (as defined in § 18-209(a) of the LLC Act) pursuant to an agreement of merger or consolidation which has been approved in the manner contemplated by § 18-209(b) of the LLC Act.

(b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with § 18-209(b) of the LLC Act may, to the extent permitted by § 18-209(b) of the LLC Act, (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Company if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company.
19. Governing Law; Consent to Jurisdiction.
The validity and construction of this Agreement shall be determined and governed by the laws of the State of Delaware.
20. Tax Matters Partner; Partnership Representative.
The Member Designee or any replacement Member Designee appointed pursuant to Paragraph 8 hereof is hereby appointed as the “tax matters partner” of the Company, as provided in the Treasury Regulations pursuant to Section 6231 of the Code (as in effect prior to the effective date of the Bipartisan Budget Act of 2015 (the “Budget Act”)), or the “partnership representative” for all purposes of Section 6223 of the Code as in effect following the effective date of the Budget Act), and any similar provisions under any other State or local or non-U.S. tax laws, and in such capacity referred to as the “Tax Matters Partner.”  Each Member hereby consents to such appointment or designation and agrees that upon the request of the Tax Matters Partner it will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.  Each Member further agrees that such Member shall not treat any Company item on such Member’s individual income tax return in a manner which is inconsistent with the treatment of such item on the Company’s tax return (or with the treatment of the item on any statement of such Member’s share of any adjustment to income, gain, loss, deduction or credit furnished to such Member by the Company in accordance with Section 6226 of the Code, as enacted in the Budget Act).  At the request of the Tax Matters Partner in connection with an adjustment of any item of income, gain, loss, deduction, or credit of the Company or any partnership in which the Company invests, directly or indirectly, each Member shall promptly file one or more amended returns in the manner contemplated by Code Section 6225(c) (as in effect following the Budget Act) and any Treasury Regulations or other guidance that may be promulgated or issued in the future relating thereto and pay any tax due with respect to such returns.  If the Tax Matters Partner makes an election pursuant to Code Section 6226 (as in effect following the Budget Act) with respect to an imputed underpayment, each Member shall comply with the requirements under such section (and any Treasury Regulations or other guidance that may be promulgated or issued in the future relating thereto).  At the request of the Tax Matters Partner, each Member shall provide the Tax Matters Partner and the Company with any information available to such Member and with such representations, certificates, or forms relating to such Member (or its direct or indirect owners or account holders) and any other documentation, in each case, that the Tax Matters Partner determines, in its sole discretion, are necessary to make certain elections or modify imputed underpayments pursuant to the rules of Chapter 63 of the Code (as in effect following the Budget Act) or the Treasury Regulations or other official guidance thereunder.  Notwithstanding anything to the contrary in this Agreement, any information, representations, certificates, forms, or documentation so provided may be disclosed to any applicable taxing authority.  The foregoing covenants of the Members shall survive indefinitely and shall not terminate, without regard to any transfer or redemption of Units, withdrawal as a Member, or liquidation, dissolution or termination of the Company.  Each Member further agrees that, to the extent permitted by law, it shall not independently act with respect to tax audits or tax litigation affecting the Company, unless previously authorized to do so in writing by the Tax Matters Partner.  Any expenses borne by the Tax Matters Partner in connection with the Company shall be borne by the Company, and the Tax Matters Partner shall be entitled to reimbursement for all expenses incurred in that capacity.
21. Miscellaneous.
(a) Severability. If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law.  If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).
(b) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.  It is hereby acknowledged and agreed that the Member Designee, without the approval of any Member may enter into other agreements with Members, executed contemporaneously with the admission of such Members to the Company or otherwise, effecting the terms hereof or of any application in order to meet certain requirements of such Members.  The parties hereto agree that any terms contained in any other agreements with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement or of any application.
(c) Priority among Members. No Member shall be entitled to any priority or preference over any other Member in regard to the return of capital or distribution of profits of the Company.
(d) Notices; Reports. All notices under this Agreement, other than reports by the Member Designee to the Members, shall be in writing and shall be effective upon personal deliv-ery, or, in the case of notices to the Members, if sent by registered or certified mail, postage prepaid, addressed to the last known address of the party to whom such notice is to be given, then upon the deposit of such notice in the United States mail; provided that notices to the Member Designee shall be effective only upon actual receipt. Reports by the Member Designee to the Members shall be in writing and shall be sent by first class mail to the last known address of each Member.

(e)   Binding Effect. This Agreement shall inure to and be binding upon all of the parties, their successors, permitted assigns, custodians, estates, heirs and personal repre-sentatives.  For purposes of determining the rights of any Member hereunder, the Company and the Member Designee may rely upon the Company records as to who are Members and assignees, and all Members and assignees agree that their rights shall be determined, and that they shall be bound thereby, including all rights which they may have under Paragraph 17 hereof.
(f) Captions. Captions in no way define, limit, extend or describe either the scope of this Agreement or the effect of any of its provisions.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first written above.
Member Designee
Sydling Futures Management LLC
 /s/ Jerry Pascucci
Jerry Pascucci
President and Director
Members
All Members now and hereafter admitted as members of the Company pursuant to Powers of Attorney now or hereafter executed in favor of, and delivered to, the Member Designee.
By:	Sydling Futures Management LLC
Attorney-in-Fact

By:	/s/ Jerry Pascucci
Jerry Pascucci
President and Director

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